Exhibit 10.1

EMPLOYMENT TERMS

THESE EMPLOYMENT TERMS (“Agreement”) made and entered into this 15th day of July, 2011, by and between FNDS3000 Corp, a Delaware corporation (“Company”) and Joseph F. McGuire (“Executive”). Executive and Company are referred to herein as the “Parties.”

In consideration for the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

1. Employment. Company hereby employs Executive as its Chief Financial Officer. Executive shall report to the Chief Executive Officer and President of the Company and shall perform such customary, appropriate and reasonable executive duties as are usually performed by a Chief Financial Officer or as may be delegated to him from time to time by the Chief Executive Officer or President. Executive shall principally perform his duties hereunder at the executive offices of the Company in Jacksonville, Florida. So long as Executive remains employed by Company he shall continue to receive health insurance benefits that are comparable to those currently received by Executive.

2. Salary. Executive’s salary shall be $120,250 per year, payable in accordance with the Company’s normal payroll practices. Upon termination of this Agreement, as set forth in Section 5 hereof, Company shall have no further obligations to pay any further salary (or any severance payments), or provide any further benefits.

3. Business Expenses. The Company shall pay the reasonable and necessary business expenses incurred by Executive in performing his duties hereunder in accordance with such policies regarding employee expenses generally as the Company may have in effect from time to time.

4. Vacation and Holidays. Executive shall be entitled to fully paid vacation time of four (4) weeks per calendar year. In addition, Executive shall be entitled to all holidays provided under the Company’s regular holiday schedule. Executive may not carryover any vacation from one calendar year to the next and any unused vacation as of December 31st of each year shall be forfeited. All vacation accrued by Executive through December 31, 2010 shall be paid to Executive, at Company’s option, in cash or with common stock of the Company.

5. Term. Executive’s employment hereunder may be terminated at any time by the Company, for any reason or for no reason, and in the absolute discretion of the Company, upon ninety (90) days’ prior written notice; provided that, any notice of termination without cause that is delivered by the Company prior to September 30, 2011 shall terminate the Executive’s employment as of December 31, 2011. In addition, Company may immediately terminate Executive’s employment hereunder for Cause (as defined below) without notice. “Cause” shall mean any of the following occurrences: (1) Executive’s conviction of (A) a felony or (B) another serious crime involving material harm to the standing or reputation of the Company; (2) Executive’s gross negligence or willful misconduct in the performance of his duties for the Company which causes or may cause material harm to the Company; (3) conduct by the Executive which brings the Company into public disgrace or disrepute, including, without limitation, dishonesty and fraud; or (4) a material breach by Executive of any of the terms or conditions of this Agreement or any other agreement between the Company and the Executive, which, if curable, is not cured to the Company’s reasonable satisfaction within thirty (30) days of written notice thereof. Executive may terminate his employment hereunder at any time, with or without cause, by providing the Company with thirty (30) days prior written notice.

6. Confidentiality.

6.1 Confidentiality. Executive shall not, directly or indirectly, publish, disclose or use, or authorize anyone else to publish, disclose or use, any secret or confidential matter, or proprietary or other information not otherwise available in the public domain relating to any aspect of the operations, activities, or obligations of the Company, including, without limitation, any confidential material or information relating to the Company’s business, customers, suppliers, trade or industrial practices, trade secrets, financial condition or results, technology, know-how or intellectual property. All records, files, data, documents and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, equipment and other materials relating to the Company shall be and remain the sole property of the Company. Upon termination of Executive’s employment with the Company, Executive shall not remove from the Company’s premises or retain any of the materials described in this Section 6.1 without the prior written consent of the Company, and all such materials in Executive’s possession shall be delivered promptly to the Company.

6.2 Survival and Company Definition. This Section 6 shall survive the termination of the Executive’s employment with the Company, irrespective of the reason therefore. For purposes of this Section 6, the term “Company” shall include all affiliates and subsidiaries.

6.3 Remedies. The Executive acknowledges that the services to be rendered by Executive are of a special, unique and extraordinary character and, in connection with such services, Executive will have access to confidential information vital to the Company’s business. By reason of this access, Executive consents and agrees that if Executive violates any of the provisions of this Section 6, the Company shall be entitled, without the need to show actual damages, to an injunction and a temporary restraining order from any court of competent jurisdiction restraining Executive from committing or continuing any such violation of this Agreement. Executive acknowledges that damages at law would not be an adequate remedy for violation of this Section 6, and Executive therefore agrees that the provisions of this Agreement may be specifically enforced against Executive in any court of competent jurisdiction. The rights, powers and remedies of the Company under this Agreement are cumulative and not exclusive of any other right, power or remedy which the Company may have under any other agreement or by law.

7. Modifications. No modification or amendment of this Agreement shall be effective unless in writing and signed by both Parties.

8. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior oral and written agreements relating to such subject matter, including without limitation the Employment Agreement between the Parties dated July 14, 2010.

9. Applicable Law and Venue. This Agreement will be interpreted and construed under the laws of the State of Florida without regard to its conflict of law provisions, and venue for any legal action arising out of this Agreement will be exclusively in the state courts sitting in Duval County, Florida.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed as of the day and year first above written.

FNDS3000 CORP		EXECUTIVE

By:	/s/ Raymond L. Goldsmith	/s/ Joseph F. McGuire
Name:	Raymond L. Goldsmith	Joseph F. McGuire
Title:	Chief Executive Officer

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